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                                                                 EXHIBIT (c)(4)
                                                                 EXECUTION COPY



                           STOCK OPTION AGREEMENT, dated as of June 10, 1999
                  (the "Agreement"), between FORD MOTOR COMPANY, a Delaware corporation ("Parent"), and AUTOMOBILE PROTECTION CORPORATION
                  - APCO, a Georgia corporation (the "Company").

                  WHEREAS, Parent, the Company and AM1 Acquisition Company, a Georgia corporation and a wholly owned subsidiary of Parent ("Sub"), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used without definition herein having the meanings assigned to them in the Merger Agreement), pursuant to which Sub agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $.001 per share ("Company Common Stock"), of the Company, at $13.00 per share, net to the seller in cash, to be followed by a merger (the "Merger") of Sub with and into the Company; and

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and Sub have required that the Company agree, and believing it to be in the best interests of the Company, the Company has agreed, among other things, to grant to Parent the Option (as hereinafter defined).

                  NOW THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                        Option to Purchase Option Shares

                  SECTION 1.01 Grant of Option. (a) The Company hereby grants to Parent an irrevocable option to purchase up to 2,375,406 duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock (the "Option Shares") (representing 19.9% of the outstanding shares of Company Common Stock as of the date hereof) on the terms and subject to the conditions set forth herein (the "Option"); provided, however, that in no event shall the number of shares of Company Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Company Common Stock at the time of exercise without giving effect to the issuance of any Option Shares. The number of shares of Company Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                           (b)  In the event that any additional shares of
Company Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 3.01 hereof), the number of shares of Company Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Company Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Company Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 1.01(b) or elsewhere in this Agreement shall be deemed to authorize the Company to breach any provision of the Merger Agreement.


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                                                                               2
                  SECTION 1.02 Exercise of Option. (a) The Option may be exercised by Parent, in whole or in part, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date. As used herein, the term "Exercise Date" means the date on which any of the following first occurs:

                           (i) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Parent or any of its affiliates (collectively, "Persons") shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public prior to or during the pendency of the Offer (including being known by stockholders of the Company) an intention to make a Company Takeover Proposal;

                           (ii) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the outstanding shares of the Company Common Stock has been acquired by any Person;

                           (iii) (A) any event as a result of which Parent is entitled to terminate the Merger Agreement pursuant to Section 9.01(d) of the Merger Agreement or (B) the termination of the Merger Agreement by the Company pursuant to Section 9.01(e) of the Merger Agreement; or

                           (iv) the Company shall breach or fail to perform or comply with in any material respect any of its obligations, covenants or agreements contained in the first sentence of Section 2.02(b), the second sentence of Section 7.01(b) or Sections 6.02, 9.02 or 9.05(b) of the Merger Agreement.

                  As used herein, the term "Expiration Date" means the first to occur of

                           (i)  the Effective Time,

                           (ii) written notice of termination of this Agreement by Parent to the Company,

                           (iii) the termination of the Merger Agreement pursuant to Section 9.01(a) or Section 9.01(b)(ii) thereof, or

                           (iv) the date that is twelve months from the date of termination of the Merger Agreement; provided that if the Option has not become exercisable on or prior to the date of termination of the Merger Agreement, then the Expiration Date shall be the date of termination of the Merger Agreement.

                  (b) In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company of its intention to so exercise the Option (a "Notice"), specifying



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the number of Option Shares to be purchased (and the denominations of the certificates, if more than one) and the place in the United States, time and date of the closing of such purchase (the "Closing Date" or the "Closing"), which date shall not be less than two business days nor more than ten business days from the date on which a Notice is delivered; provided, that the Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable law or regulations (including, without limitation, the HSR Act or the rules of the National Association of Securities Dealers, Inc. ("NASD")) and (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any Governmental Entity which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent (provided, however, that the parties hereto shall use commercially reasonable efforts to have any such order, decree or injunction vacated or reversed). In the event the Closing is delayed pursuant to clause (i) or (ii) above, the Closing Date shall be within five business days following the cessation of such restriction, violation, potential violation, order, decree or injunction, as the case may be; provided, further, that, notwithstanding any prior notice of intention to exercise the Option, Parent shall be entitled to rescind such notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to the Company.

                  (c) At any Closing, (i) the Company shall deliver to Parent all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Parent in the Notice and (ii) if the Option is exercised in part, the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised.

                  SECTION 1.03 Payments. The purchase and sale of the Option Shares pursuant to Section 1.2 of this Agreement shall be at a cash purchase price per Share equal to $13.00 per Share (the "Exercise Price"). At any Closing, Parent shall pay to the Company by wire transfer of immediately available funds to an account specified by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares purchased pursuant to this Article I (the "Aggregate Purchase Price").

                                   ARTICLE II

                         Representations and Warranties.

                  SECTION 2.01 Representations and Warranties of Parent. Parent hereby represents and warrants to the Company that any Option Shares acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                  SECTION 2.02 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:



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                           (a) Due Authorization; Good Standing. The execution
         and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance and exercise of the Option) have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to execute and deliver this Agreement.

                           (b) Option Shares. Subject to Section 2.02(c), the Company has taken all necessary corporate and other action to authorize and reserve for issuance, and to permit it to issue, the Option Shares and all additional shares or other securities which may be issued pursuant to Section 3.01 upon exercise of the Option, and at all times from the date hereof until such time as the obligation to deliver Option Shares hereunder terminates will have reserved for issuance upon exercise of the Option the Option Shares and such other additional shares or securities, if any. All of the Option Shares and all additional shares or other securities which may be issuable pursuant to
         Section 3.01, upon exercise of the Option and issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever, and shall not be subject to any preemptive right of any stockholder of the Company.

                           (c) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) listing requirements of the NASDAQ National Market ("NASDAQ") and (vi) filings under the Auto Warranty Laws of the states as identified and set forth in Schedule 2.02(c) hereto (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign Governmental Entity is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance and exercise of the Option) and (B) neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the issuance and exercise of the Option) nor compliance by the Company with any of the provisions hereof shall (1) conflict with or result in any breach of, or require any vote under any provision of the Amended and Restated Articles of Incorporation or the By-Laws of the Company, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any



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         of its subsidiaries or any of their respective properties or assets, except in the case of clause (2) for violations, breaches or defaults which would not, in the aggregate, have a Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder.

                           (d) Takeover Laws. The Company's By-laws do not provide that Part 2 or Part 3 of Article 11 of the Georgia Business Corporation Code ("GBCC") are applicable to the Company and such statutes are not applicable to this Agreement or the transactions contemplated hereby (including the issuance and exercise of the Option). The Company's Board of Directors has taken all action necessary to ensure that Part 2 or Part 3 of Article 11 of the GBCC, if such statutes were applicable to the Company, would not impose any additional procedural, voting, approval, fairness or other restrictions on the issuance or exercise of the Option or the consummation of any of the other transactions contemplated by this Agreement or restrict, impair or delay the ability of Parent to vote or otherwise exercise all rights of a stockholder of the Company. To the knowledge of the Company, no other state takeover statutes are applicable to the Option, this Agreement or any of the other transactions contemplated hereby.


                                   ARTICLE III

                    Adjustment Upon Changes in Capitalization

                  SECTION 3.01 Adjustment Upon Changes in Capitalization. In addition to the adjustment in the number of shares of Company Common Stock that are purchasable upon exercise of the Option pursuant to Section 1.01 of this Agreement, the number of shares of Company Common Stock purchasable upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 3.01. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of the Company which could have the effect of diluting or otherwise diminishing Parent's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Parent shall receive upon exercise (or, if such a change occurs between exercise and Closing, upon Closing) of the Option the number and kind of shares or other securities or property that Parent would have received in respect of the Option Shares that Parent is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Parent under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of any provision of the Merger Agreement.




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                                   ARTICLE IV

             Registration of Option Shares Under the Securities Act.

                  SECTION 4.01 Registration of Option Shares Under the Securities Act. (a) If the Option is exercised and if Parent shall request in writing, the Company shall use commercially reasonable efforts as promptly as practicable to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares owned by Parent and its subsidiaries as Parent shall request and to keep such Demand Registration effective for a period of not less than 180 days, unless, in the written opinion of counsel to the Company, which opinion shall be delivered to Parent and which shall be satisfactory in form and substance to Parent and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares in the manner contemplated by Parent. The Company shall only have the obligation to effect two Demand Registrations pursuant to this Section 4.01. The Company shall be entitled to postpone for up to 90 days from receipt of Parent's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of the Company determines in its good faith reasonable judgment, that such registration would materially interfere with or require premature disclosure of, and have a material adverse effect on, any material acquisition, reorganization or other transaction involving the Company or any other material contract under active negotiation by the Company; provided that the Company shall not have postponed any Demand Registration pursuant to this sentence during the immediately preceding twelve month period. Except for audits to comply with the Company's reporting obligations under the Exchange Act, the Company shall not be required to perform any special audit of its financial statements to comply with this Section 4.01.

                  (b) If the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), it shall allow Parent the right to participate in such registration (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided, however, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, the Company shall include the shares requested to be included therein by Parent pro rata with the shares intended to be included therein by the Company and any other stockholder of the Company. Participation by Parent in any Incidental Registration shall not affect the obligation of the Company to effect Demand Registrations for Parent under this Section 4.01. The Company shall be entitled to withdraw its registration under the Securities Act that gives rise to an Incidental Registration without the consent of Parent.

                  (c) In connection with any Registration pursuant to this
Section 4.01, the Company and Parent shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such Registration. In connection with any Registration pursuant to this Section 4.01, the Company shall use commercially reasonable efforts to cause any Option Shares




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included in such Registration to be approved for listing on NASDAQ or any national securities exchange upon which the Company's securities are then listed, subject to official notice of issuance, which notice shall be given by the Company upon issuance. The costs and expenses incurred by the Company in connection with any Registration pursuant to this Section 4.01 shall be borne by the Company, excluding legal fees of counsel to Parent and underwriting fees and expenses relating to the Option Shares of Parent included in a Registration.


                                    ARTICLE V

                      Repurchase Rights; Substitute Options

                  SECTION 5.01 Repurchase Rights. (a) Subject to Section 6.01, at any time after the Exercise Date, at the request of Parent, delivered in writing prior to the Expiration Date, the Company (or any successor thereto) shall repurchase from Parent (i) the Option or any part thereof as Parent shall designate at a price (the "Option Repurchase Price") equal to the amount, subject at the sole discretion of Parent to clause (iii) of Section 6.01(a), by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased and (ii) such number of the Option Shares as Parent shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Company Common Stock offered or paid in any event set forth in Section 1.02(a) hereof, (ii) the highest closing price for shares of Company Common Stock during the 30 trading days immediately preceding the date Parent gives notice of the required repurchase of the Option or Option Shares, as the case may be, or (iii) in the event of a sale of all or substantially all of the Company's assets, the sum of the net price paid in such sale for such assets and the current market value of the remaining net assets of the Company as determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, divided by the number of shares of Company Common Stock outstanding at the time of such sale, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

                  (b) Parent may exercise its right to require the Company to repurchase the Option or any part thereof and any Option Shares pursuant to this
Section 5.01 by surrendering for such purpose to the Company, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices (each a "Repurchase Notice") stating that Parent elects to require the Company to repurchase the portion of the Option and/or the Option Shares specified in such notice in accordance with the provisions of this Section 5.01. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, the Company shall deliver or cause to be delivered to Parent



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the Option Repurchase Price therefor or the Option Share Repurchase Price therefor, as the case may be, or the portion thereof that the Company is not then prohibited under applicable law and regulation from so delivering. At any closing contemplated by the Repurchase Notice, (i) the Company shall pay to Parent the Option Repurchase Price for the portion of the Option which is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Parent and (ii) if the Option is repurchased only in part, (A) the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased and (B) the Company shall deliver to Parent, a certificate for the Option Shares that have been delivered by Parent but which are not being repurchased. The closing of any cancellation of the Option pursuant to this Section 5.01 shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two business days nor more than ten business days from the date on which the Repurchase Notice is delivered.

                  (c) To the extent that the Company is prohibited under applicable law or regulation from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, the Company shall immediately so notify Parent and thereafter deliver or cause to be delivered, from time to time, to Parent the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this
Section 5.01 is prohibited under applicable law or regulation from delivering to Parent the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Parent may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, (i) the Company shall promptly deliver to Parent that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that the Company is not prohibited from delivering and (ii) (A) the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the portion of the Option that the Company is then prohibited from purchasing and (B) the Company shall deliver to Parent a certificate for the Option Shares that it is then prohibited from repurchasing.

                  SECTION 5.02 Substitute Option. (a) In the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Parent or any Subsidiary of Parent (each an "Excluded Person"), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than an Excluded Person, to merge into the Company and the Company shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by



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Parent, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Parent, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                  (b) The Substitute Option shall have the same terms as the Option; provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Parent. The Substitute Option Issuer shall enter into an agreement with Parent in substantially the same form as this Agreement (including the terms of this Article V), which agreement shall be applicable to the Substitute Option. The Substitute Option shall be exercisable for such number of Substitute Option Shares as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of
Section 5.02(a), divided by the Average Price. The exercise price of the Substitute Option per Substitute Option Share shall then be equal to the Exercise Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 5.02(a) and the denominator of which shall be the number of Substitute Option Shares for which the Substitute Option is exercisable.

                  (c) In addition to any other restrictions or covenants, the Company agrees that it shall not enter or agree to enter into any transaction described in Section 5.01(a) unless (i) the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of the Company hereunder and (ii) the Substitute Option Issuer agrees to comply with this Article V.

                  (d) For purposes of this Section 5.02, the following terms have the meanings indicated:

         "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with the Company (if other than the Company), (ii) the Company in a merger in which the Company is the continuing or surviving or acquiring person, and (iii) the transferee of all or substantially all of the Company's assets.

         "Substitute Option Shares" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the Company of the Substitute Option.

         "Assigned Value" shall mean the Market/Offer Price, as defined in
Section 5.01.

         "Average Price" shall mean the average closing price per Substitute Option Share, on the principal trading market on which such shares are traded as reported by a nationally recognized source, for the 30 trading days immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the Substitute Option Shares on such



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market on the day preceding such consolidation, merger or sale; provided that if the Company is the issuer of the Substitute Option (the "Substitute Option Issuer"), the Average Price shall be computed with respect to a share of common stock issued by the person merging into the Company or by any entity which controls or is controlled by such person, as Parent may elect.


                                   ARTICLE VI

                                 Miscellaneous.

                  SECTION 6.01 Total Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $6,300,000 less the amount of any Termination Fee paid pursuant to Section 9.02 of the Merger Agreement and, if it otherwise would exceed such amount, Parent, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, (iii) limit the payment to be received from the Company pursuant to Section 5.01, (iv) pay cash to the Company, or (v) any combination thereof, so that Parent's actually realized Total Profit shall not exceed such amount after taking into account the foregoing actions.

                  (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Parent pursuant to the Company's repurchase of the Option (or any portion thereof) pursuant to Section 5.01, (ii) (x) the amount received by Parent pursuant to the Company's repurchase of Option Shares pursuant to Section 5.01, less (y) Parent's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Parent pursuant to an arm's-length sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Parent's purchase price of such Option Shares, (iv) any amounts received by Parent pursuant to an arm's-length transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

                  SECTION 6.02 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Parent good title to any Option Shares purchased hereunder.

                  SECTION 6.03 Termination. This Agreement (other than the provisions of Article II, Article IV, Section 5.02 and Article VI), shall terminate on the Expiration Date. Upon such termination, this Agreement (other than the provisions of Article II, Article IV, Section 5.02 and Article VI) shall terminate and be of no further force and effect. The respective representations and warranties of the Company and Parent contained herein or in any certificates or other documents delivered at or prior to any Closing shall not be deemed waived or otherwise affected by any investigation made by the other party hereto and shall survive the exercise in full of the Option for one year. The provisions of Article II, Article IV, Section 5.02



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and Article VI shall terminate on the fourth anniversary of the date hereof;
provided, however, that the provisions of Article IV shall terminate at such earlier time, if any, as Parent is permitted to sell all the Option Shares without registration pursuant to Rule 144 under the Securities Act without regard to the volume limitations thereunder.

                  SECTION 6.04 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  SECTION 6.05 Certain Filings. If so requested by Parent, promptly after the date hereof, the Company shall make all filings which are required under the HSR Act and any applicable state insurance laws, and the parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any Governmental Entity, including, without limitation, filings under the provisions of the HSR Act and any applicable state insurance laws. The Company shall supply Parent with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company and its representatives and the Federal Trade Commission, the Department of Justice and any other Governmental Entity and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

                  SECTION 6.06 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     (a)  if to Parent or Sub, to

                           Ford Motor Company
                           The American Road
                           Dearborn, Michigan  48121
                           Tel:  (313) 322-3000
                           Fax: (313) 594-1297

                           Attention:  John K. Dickerson, Esq.

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY 10017-3954
                           Tel: (212) 455-2000
                           Fax: (212) 455-2502

                           Attention:  David J. Sorkin, Esq.

                     (b)  if to the Company, to

                           Automobile Protection Corporation - APCO
                           15 Dunwoody Park Drive, Suite 100
                           Atlanta, Georgia  30338
                           Tel:  (770) 394-7070
                           Fax: (770) 673-0474

                           Attention:  Martin J. Blank

                           with a copy to:

                           Graubard Mollen & Miller
                           600 Third Avenue
                           New York, NY  10016-2097
                           Tel:  (212) 818-8800
                           Fax: (212) 818-8881

                           Attention:  Andrew D. Hudders, Esq.


                  SECTION 6.07 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  SECTION 6.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 6.09 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of executed counterparts by facsimile shall be effective to the fullest extent permitted by applicable law.

                  SECTION 6.10 Entire Agreement. This Agreement, together with the other Transaction Agreements, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

                  SECTION 6.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 6.12 Assignment Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without such consent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Except as aforesaid, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 6.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court sitting in the State of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

                  IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed as of the day and year first above written.


                         AUTOMOBILE PROTECTION CORPORATION-APCO,



                         By:      /s/ Martin J. Blank
                            ----------------------------------------------------
                              Name:   Martin J. Blank
                              Title:  Chairman of the Board, Chief Operating
                                      Officer and Secretary



                         FORD MOTOR COMPANY,



                         By:     /s/ Lance A. Miller
                            ----------------------------------------------------
                              Name:  Lance A. Miller
                              Title: Business Manager, Ford Customer
                                     Service Division